Exhibit 4.2

Execution Version

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture (this “Supplemental Indenture”), dated as of November 2, 2021 among Chesapeake Energy Corporation, an Oklahoma corporation (the “Company” or the “Permanent Issuer”), each of the entities listed on the signature pages hereto as “New Guarantors” (each, “New Subsidiary” or “New Guarantor”) and Deutsche Bank Trust Company Americas, as trustee (in such capacity, the “Trustee”).

W I T N E S S E T H

WHEREAS, Chesapeake Escrow Issuer LLC (the “Escrow Issuer”) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 5, 2021, providing for the issuance of 5.500% Senior Notes due February 1, 2029 (the “2026 Notes”) and of 5.875% Senior Notes due February 1, 2029 (the “2029 Notes” and, together with the 2026 Notes, the “Notes”);

WHEREAS, the Escrow Issuer has merged with and into the Permanent Issuer, with the Permanent Issuer as the surviving corporation and the Escrow Issuer and the Permanent Issuer have entered into a First Supplemental Indenture dated as of February 9, 2021 to evidence the assumption by the Permanent Issuer of all the payment and other obligations of the Escrow Issuer under the Notes and the Indenture on the Completion Date;

WHEREAS, on November 1, 2021, the Company consummated its acquisition of Vine Energy Inc. (“Vine”), and on November 2, 2021, Vine Energy Holdings LLC (“Holdings”), a wholly owned subsidiary of Vine, contributed all of its assets to the Company and the Company assumed of Holdings obligations under Holdings’ 6.750% Senior Notes due 2029;

WHEREAS, the parties hereto desire to enter into this Second Supplemental Indenture to incorporate the New Subsidiaries as guarantors pursuant Section 10.04 of the Indenture.

WHEREAS, the Indenture provides that the Permanent Issuer shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all of the Permanent Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”);

WHEREAS, pursuant to the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, each of the Permanent Issuer and the New Guarantors have been duly authorized to enter into this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)               Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)               Agreement to Guarantee. Each New Guarantor acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture and (i) hereby joins and becomes a party to the Indenture as indicated by its signature below as a Guarantor and (ii) acknowledges and agrees to (x) be bound by the Indenture as a Guarantor and (y) perform all obligations and duties required of a Guarantor pursuant to the Indenture.

(3)               No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or equity holder of the Permanent Issuer or any Guarantor (other than an obligor under the Notes) will have any liability for any obligations of the Permanent Issuer or the Guarantors under the Notes, the Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(4)               Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5)               Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic (by ‘.pdf’ or other format) transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronically (by ‘.pdf’ or other format) shall be deemed to be their original signatures for all purposes.

(6)               Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)               The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Permanent Issuer and each New Guarantor.

(8)               Benefits Acknowledged. Upon execution and delivery of this Supplemental Indenture, the Permanent Issuer remains and each New Guarantor will be subject to the terms and conditions set forth in the Indenture. The Permanent Issuer and each New Guarantor acknowledges that they will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that their obligations as a result of this Supplemental Indenture are knowingly made in contemplation of such benefits.

(9)               Successors. All agreements of the Permanent Issuer and each New Guarantor in this Supplemental Indenture shall bind their respective successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ISSUER:

CHESAPEAKE ENERGY CORPORATION,
as Issuer and Obligor

By:	/s/ Benjamin E. Russ
	Name:	Benjamin E. Russ
	Title:	Executive Vice President, General Counsel and Corporate Secretary

[Signature page to Second Supplemental Indenture]

NEW GUARANTORS:

BRIX OIL & GAS HOLDINGS GP LLC
BRIX OPERATING LLC
VINE MANAGEMENT SERVICES LLC
VINE MINERALS LLC
VINE OIL & GAS PARENT GP LLC
VINE OIL & GAS GP LLC
BRIX FEDERAL LEASING CORPORATION

By:	/s/ Benjamin E. Russ
	Name:	Benjamin E. Russ
	Title:	Executive Vice President – General Counsel and Corporate Secretary

VINE ENERGY OPERATING LP
By: Vine Oil & Gas GP LLC, General Partner

By:	/s/ Benjamin E. Russ
	Name:	Benjamin E. Russ
	Title:	Executive Vice President – General Counsel and Corporate Secretary

BRIX OIL & GAS HOLDINGS LP
By: Brix Oil & Gas Holdings GP LLC, General Partner

By:	/s/ Benjamin E. Russ
	Name:	Benjamin E. Russ
	Title:	Executive Vice President – General Counsel and Corporate Secretary

VINE OIL & GAS PARENT LP
By: Vine Oil & Gas Parent GP LLC, General Partner

By:	/s/ Benjamin E. Russ
	Name:	Benjamin E. Russ
	Title:	Executive Vice President – General Counsel and Corporate Secretary

[Signature page to Second Supplemental Indenture]

TRUSTEE:

Deutsche Bank Trust Company Americas, as Trustee

By:	/s/ Chris Niesz
	Name:	Chris Niesz
	Title:	Vice President

By:	/s/ Luke Russell
	Name:	Luke Russell
	Title:	Vice President

[Signature page to Second Supplemental Indenture]